Exhibit 15.1

Date 19th April 2024

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Grifols, S.A. and subsidiaries (Grifols) and, under the date of April 19, 2024, we reported on the consolidated financial statements of Grifols as of and for the years ended December 31, 2023 and 2022, and the effectiveness of internal control over financial reporting as of December 31, 2023. On June 16, 2023, we were notified that Grifols engaged Deloitte, S.L. as its principal accountant for the year ending December 31, 2024 and that the auditor-client relationship with KPMG Auditores, S.L. will cease upon completion of the audit of Grifols’ consolidated financial statements as of and for the year ended December 31, 2023, and the effectiveness of internal control over financial reporting as of December 31, 2023, and the issuance of our reports thereon. We have read Grifols’s statements included under Item 16.F of its Form 20-F dated April 19, 2023, and we agree with such statements.

Very truly yours,

/s/ KPMG Auditores, S.L.